Exhibit 99(g)



                         INVESTMENT ADVISORY AGREEMENT



_____________, 2003



Gabelli Funds, LLC
One Corporate Center
Rye, New York  10580-1434

Dear Sir:

         The Gabelli Dividend & Income Trust (the "Fund"), a statutory trust organized under the laws of the state of Delaware, confirms its investment advisory agreement with Gabelli Funds, LLC (the "Adviser"), as follows:

         1.  Investment Description; Appointment
             -----------------------------------

         The Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Agreement and Declaration of Trust, as amended from time to time (the "Declaration of Trust"), and in its Registration Statement on Form N-2 under the Investment Company Act of 1940, as amended (the "1940 Act") as from time to time in effect (the "Registration Statement") and in such manner and to such extent as may from time to time be approved by the Fund's Board of Trustees. Copies of the Declaration of Trust and the Registration Statement have been submitted to the Adviser. The Fund desires to employ and hereby appoints the Adviser to act as its investment Adviser and to oversee the administration of all aspects of the Fund's business and affairs and provide, or arrange for others whom it believes to be competent to provide, certain services as specified in subparagraph (b) below. The Adviser accepts the appointment and agrees to furnish the services set forth below for the compensation set forth below. Nothing contained herein shall be construed to restrict the Fund's right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Fund's shares.

         2.  Services
             --------

         (a) Investment Advice. Subject to the direction and control of the Fund's Board of Trustees, the Adviser will (i) act in strict conformity with the Declaration of Trust, the 1940 Act and the Investment Advisers Act of 1940, as the same may from time to time be amended, (ii) manage the Fund's assets in accordance with the Fund's investment objective and policies as stated in the Registration Statement, (iii) make investment decisions for the Fund and (iv) place purchase and sale orders on behalf of the Fund. In rendering those services, the Adviser will provide investment research and supervision of the Fund's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. In addition, the Adviser will furnish the Fund with whatever statistical information the Fund may reasonably request with respect to the securities that the Fund may hold or contemplate purchasing.

         (b) Administration. The specific services to be provided or arranged for by the Adviser for the Fund are (i) maintaining the Fund's books and records, such as journals, ledger accounts and other records in accordance with application laws and regulations to the extent not maintained by the Fund's custodian, transfer agent or dividend disbursing agent; (ii) initiating all money transfers to the Fund's custodian and from the Fund's custodian for the payment of the Fund's expenses, investments, and dividends; (iii) reconciling account information and balances among the Fund's custodian, transfer agent, dividend disbursing agent and the Adviser; (iv) providing the Fund, upon request, with such office space and facilities, utilities and office equipment as are adequate for the Fund's needs; (v) preparing, but not paying for, all reports by the Fund to its shareholders and all reports and filings required to maintain registration and qualification of the Fund's shares under federal and state law including the updating of the Fund's Registration Statement, when necessary; (vi) supervising the calculation of net asset value of the Fund's shares; and (vii) preparing notices and agendas for meetings of the Fund's shareholders and the Fund's Board of Trustees as well as minutes of such meetings in all matters required by applicable law to be acted upon by the Board of Trustees.

         3.  Brokerage
             ---------

         In executing transactions for the Fund and selecting brokers or dealers, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any transaction on behalf of the Fund, the Adviser will consider all factors it deems relevant including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Adviser may consider the brokerage and research services provided to the Fund and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion.

         4.  Information Provided to the Fund
             --------------------------------

         The Adviser will keep the Fund informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Fund from time to time with whatever information the Adviser believes is appropriate for this purpose.

         5.  Standard of Care
             ----------------

         The Adviser shall exercise its best judgment in rendering the services described in paragraphs 2 and 3 above. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters of which this Agreement relates, provided that nothing in this paragraph shall be deemed to protect or purport to protect the Adviser against any liability to the Fund or to its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement.

         6.  Compensation
             ------------

         In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Adviser, on the first business day of each month, a fee for the previous month at an annual rate equal to 1.00% of the Fund's average weekly net assets. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Registration Statement.


         7.  Expenses
             --------

         The Adviser will bear all expenses in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including: expenses for legal and independent accountants' services, costs of printing proxies, stock certificates and shareholder reports, charges of the custodian, any sub-custodian and transfer and dividend paying agent, expenses in connection with the Automatic Dividend Reinvestment and Voluntary Cash Purchase Plan, Securities and Exchange Commission fees, fees and expenses of unaffiliated directors, accounting and pricing costs, membership fees in trade associations, fidelity bond coverage for the Fund's officers and employees, directors' and officers' errors and omissions insurance coverage, interest, brokerage costs, taxes, stock exchange listing fees and expenses, all expenses of computing the Fund's net asset value per share, including any equipment or services obtained solely for the purpose of pricing shares or valuing the Fund's investment portfolios, expenses of qualifying the Fund's shares for sale in various states, litigation and other extraordinary or non-recurring expenses, and other expenses properly payable by the Fund.

         8.  Services to Other Companies or Accounts
             ---------------------------------------

         The Fund understands that the Adviser now acts and will continue to act as investment Adviser to other investment companies and may act in the future as investment Adviser to other investment companies or portfolios, and the Fund has no objection to the Adviser so acting, provided that whenever the Fund and one or more other portfolios of or investment companies advised by the Adviser and its affiliates have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed to be equitable to each and that whenever the Fund and one or more other portfolios of or investment companies advised by the Adviser and its affiliates desire to dispose of the same assets, such dispositions will be allocated in a manner believed equitable to each. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Fund understands that the Adviser's duties under this Agreement will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind of nature.

         9.  Use of the Word "Gabelli"
             -------------------------

         It is understood and agreed that the word "Gabelli" is the Adviser's property for copyright and other purposes. The Fund further agrees that the word "Gabelli" in its name is derived from the name of Mario J. Gabelli and such name may freely be used by the Adviser of other investment companies, entities or products. The Fund further agrees that, in the event that the Adviser shall cease to act as an investment Adviser to the Fund, the Fund shall promptly take all necessary and appropriate action to change its name to one that does not include the word "Gabelli"; provided, however, that the Fund may continue to use such name if the Adviser consents in writing to such use.

         10.  Term of Agreement
              -----------------

         This Agreement shall become effective on the date it is approved by the shareholders of the Fund and shall continue in effect for two years and thereafter shall continue for successive annual periods, provided such continuance is specifically approved at least annually in accordance with the requirements of the 1940 Act. This Agreement is terminable, without penalty, on 60 days' written notice by the Fund's Board of Trustees, by vote of holders of a majority of the Fund's shares, or by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

         11.  Amendment
              ---------

         The Adviser and the Fund may amend this Agreement without shareholder approval so long as such amendment does not materially change the advisory relationship between the Adviser and the Fund.

         If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy.

                                                       Very truly yours,


                                            THE GABELLI DIVIDEND & INCOME FUND

                                            By:      ___________________________
                                                     Name:
                                                     Title:

                                            Agreed to and Accepted:

                                            GABELLI FUNDS, LLC

                                            By:      ___________________________
                                                     Name:
                                                     Title: